Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

March 27, 2017

Top Ships Inc.
1 Vas. Sofias & Meg.
Alexandrou Street
151 24, Maroussi
Athens, Greece

Re: Top Ships Inc.

Ladies and Gentlemen:

We have acted as counsel to Top Ships Inc., a Marshall Islands corporation (the "Company"), in connection with (i) the offering (the "Offering") by the Company of $12,540,867 of shares of its common stock, par value $0.01 per share (the "Common Shares") that the Company may issue and sell from time to time (the "Offered Shares") and $188,991 of Common Shares (the "Commitment Shares", and together with the Offered Shares, the "Shares"), which Shares include related preferred share purchase rights ("Preferred Share Purchase Rights"), in accordance with the terms of the Common Stock Purchase Agreement, dated February 2, 2017, as amended as of March 17, 2017, and as further amended as of March 27, 2017 between the Company and Kalani Investments Limited (the "Amended Purchase Agreement"), (ii) the preparation of a registration statement on Form F-3 (No. 333-215577) (the "Registration Statement"), deemed effective by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") on February 1, 2017 and the prospectus included therein (the "Base Prospectus"), (iii) the preparation of a prospectus supplement dated March 27, 2017 related to the Offering and filed with the Commission pursuant to Rule 424(b) under the Act (the "Prospectus Supplement" and together with the Base Prospectus, the "Prospectus").
In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the unanimous written consent of the Company's board of directors, dated January 25, 2017, March 15, 2017 and March 22, 2017 related to the Offering; (ii) the Amended Purchase Agreement; (iii) the Registration Statement; (iv) the Prospectus; (v) the Stockholders Rights Agreement dated as of September 22, 2016 (the "Rights Agreement") related to the Preferred Share Purchase Rights; and (vi) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.
We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.
In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares.

With respect to the Shares, we have assumed that, as of each and every time any of the Shares are issued in accordance with the Purchase Agreement (except for the issuance of the Commitment Shares on the date hereof), the Company will have a sufficient number of authorized and unissued Common Shares available for issuance under its Third Amended and Restated Articles of Incorporation, as amended.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:
1.	The Shares and the Preferred Share Purchase Rights have been duly authorized by the Company.
2.	The Shares, when issued, sold and paid for as contemplated in the Prospectus and Amended Purchase Agreement, will be validly issued, fully paid and non-assessable.
3.
When the Shares are issued, sold and paid for as contemplated in the Prospectus and Amended Purchase Agreement, the related Preferred Share Purchase Rights will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

The foregoing opinions are subject in each case to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors' rights from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.
This opinion is limited to the laws of the State of New York, the federal laws of the United States of America as in effect on the date hereof.
We hereby consent to the incorporation by reference of this opinion into the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.

Very truly yours, /s/ Seward & Kissel LLP